Exhibit 10.2

SECOND AMENDED AND RESTATED SUBSTITUTE GUARANTY AGREEMENT

SECOND AMENDED AND RESTATED SUBSTITUTE GUARANTY AGREEMENT, dated as of December 13, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Guaranty”) is made and entered upon the terms hereinafter set forth by ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation, whose address is c/o Ares Management LLC, 245 Park Avenue, 43rd Floor, New York, New York 10167 (together with its permitted successors and/or assigns, “Guarantor”), in favor of CITIBANK, N.A., a national banking association, whose address is 388 Greenwich Street, New York, New York 10013 (together with its successors and/or assigns, “Buyer”).

RECITALS

WHEREAS, ACRC Lender C LLC (“Seller”) and Buyer entered into that certain Master Repurchase Agreement dated as of December 8, 2014, as amended by (1) that certain First Amendment to Master Repurchase Agreement and Guaranty, dated as of July 13, 2016 (the “First MRA and Guaranty Amendment”), (2) that certain Second Amendment to Master Repurchase Agreement, dated as of July 13, 2016, (3) that certain Third Amendment to Master Repurchase Agreement, dated as of December 8, 2016, (4) that certain Fourth Amendment to Master Repurchase Agreement, dated as of December 10, 2018, and (5) that certain Amended and Restated Fourth Amendment to Master Repurchase Agreement, dated as of the date hereof (as so amended and as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, the Repurchase Agreement replaced in its entirety that certain Master Loan and Security Agreement (the “Original Loan Agreement”), dated as of December 8, 2011, as amended by (1) that certain First Amendment to Master Loan and Security Agreement, dated as of April 16, 2012 (the “First Amendment”), (2) that certain Second Amendment to Master Loan and Security Agreement, dated as of July 12, 2013 (the “Second Amendment”), (3) that certain Third Amendment to Master Loan and Security Agreement, dated as of August 27, 2013 (the “Third Amendment”), and (4) that certain Fourth Amendment to Master Loan and Security Agreement, dated as of May 6, 2014 (the “Fourth Amendment”; together with the Original Loan Agreement, the First Amendment, the Second Amendment and the Third Amendment, collectively, the “Loan Agreement”), between Seller and Buyer;

WHEREAS, in connection with the release of ACRC Holdings LLC from its obligations as original guarantor under the original guaranty agreement entered into simultaneously with the Loan Agreement, Guarantor executed and delivered that certain Substitute Guaranty Agreement, dated as of May 1, 2012, in favor of Buyer, as amended by that certain First Amendment to Substitute Guaranty Agreement, dated as of April 29, 2013, and as further amended by that certain Second Amendment to Substitute Guaranty Agreement, dated as of July 12, 2013 (as so amended, the “Substitute Guaranty”);

WHEREAS, the terms and provisions of the Substitute Guaranty were amended and restated pursuant to the Amended and Restated Substitute Guaranty Agreement, dated as of May 6, 2014 (the “Amended and Restated Substitute Guaranty Agreement”), which Amended and Restated Substitute Guaranty Agreement was amended and made applicable to the Repurchase Agreement pursuant to that certain Omnibus Amendment to Other Transaction Documents and Reaffirmation of Guaranty, dated as of December 8, 2014 by and among Seller, Guarantor and Buyer and further amended pursuant to that certain First MRA and Guaranty Amendment (as so amended, the “Amended and Restated Substitute Guaranty”);

WHEREAS, Buyer and Guarantor have agreed to amend and restate the terms and provisions of the Amended and Restated Substitute Guaranty as provided herein:

WHEREAS, it is the intent of Buyer and Guarantor that this Guaranty not constitute a novation of the obligations and liabilities of Guarantor under the Amended and Restated Substitute Guaranty or be deemed to evidence or constitute full satisfaction of such obligations and liabilities, but that this Guaranty amend and restate in its entirety the Amended and Restated Substitute Guaranty as modified hereby and re-evidence the obligations and liabilities of Guarantor outstanding thereunder as modified hereby; and

WHEREAS, it is also the intent of Buyer and Guarantor to confirm that all obligations under the Amended and Restated Substitute Guaranty shall continue in full force and effect as modified and/or restated hereby and that, from and after the date hereof, all references to the “Guaranty” in the Transaction Documents shall be deemed to refer to this Guaranty.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Guarantor, Guarantor hereby agrees as follows:

Section 1.    Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Repurchase Agreement. As used herein, the following terms shall have the following meanings (all terms in this Section 1 or in other provisions of the Guaranty in the singular to have the same meanings when used in the plural and vice-versa):

1.1
“Available Borrowing Capacity” means, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ request based upon approved but undrawn amounts, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

1.2	“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

1.3
“Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United states or any State thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United

States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

1.4	“Cash Liquidity” means, at any date of determination, the sum of unrestricted (i) Cash plus (ii) Cash Equivalents.

1.5
“Contingent Liabilities” means, with respect to any Person as of any date, all of the following (without duplication) as of such date: obligations, including the Guaranteed Obligations, guaranteeing in whole or in part any Indebtedness, lease or dividend, excluding, however, (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), and (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person. The amount of any Contingent Liabilities described in the preceding clause shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which, in the case of an operating income guaranty, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of a principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guaranties not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.

1.6
“Debt Service” means, for any Test Period, the sum of (a) Interest Expense for Guarantor determined on a consolidated basis for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of Guarantor and its Subsidiaries during such period, other than (i) any voluntary or involuntary prepayment or (ii) prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Indebtedness in part or in full.

1.7
“EBITDA” means, with respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges as defined in the Guarantee Agreement), (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non‑recurring gains, losses and expenses including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves, impairments and other similar charges including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset), plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

1.8
“Fixed Charge Coverage Ratio” means, with respect to Guarantor, the EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period; provided, that the “Fixed Charge Coverage Ratio” and associated components thereof shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of Guarantor under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.

1.9
“Fixed Charges” means, with respect to Guarantor at any time, the sum of (a) Debt Service, (b) all preferred dividends that Guarantor is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period, and (d) any amounts payable under any Ground Lease.

1.10
“Interest Expense” means, with respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan and the amortization of financing costs), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

1.11	“Investment Securities” shall mean any of the following:

(a)	par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than 1 year; or

(b)	par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years; or

(c)	par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years; or

(d)
par value of single-class mortgage participation certificates ("FHLMC Certificates") in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); or

(e)
par value of single-class mortgage pass-through certificates ("FNMA Certificates") in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); or

(f)
par value of single-class fully modified pass-through certificates ("GNMA Certificates") in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); or

(g)	par value of all actively and regularly traded investment-grade residential mortgage-backed securities; or

(h)	such other collateral as Guarantor and Buyer may agree, with such valuation percentage applied thereto as Buyer, in its reasonable discretion acting in good faith shall deem appropriate.

1.12	“Net Income” means, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

1.13
“Qualified Capital Commitments” means the amount of any unencumbered, unconditional capital commitments of the partners, members or shareholders, as applicable, in Guarantor that have not yet been funded (it being agreed that the existence of any notice requirements or contribution periods or any other ministerial requirements set forth in the organizational documents of Guarantor shall not, in an of themselves, deem a capital commitment of the partners, members or shareholders, as applicable, of Guarantor not to be a Qualified Capital Commitment).

1.14
“Recourse Indebtedness” means, without duplication, (a) Indebtedness of a consolidated Subsidiary of Guarantor for which Guarantor has provided a payment guarantee and (b) any Indebtedness of Guarantor other than Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate) is contractually limited to specific assets of Guarantor (and not a majority of Guarantor’s assets) encumbered by a Lien securing such Indebtedness; provided, that “Recourse Indebtedness” shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of Guarantor under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.

1.15	“Specified Third Party Securitization” means any securitization transaction that was not established or sponsored by Guarantor or any of its consolidated Subsidiaries.

1.16
“Tangible Net Worth” means, with respect to any Person and any date, (i) all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person and its consolidated Subsidiaries, as determined in accordance with GAAP, plus, without duplication, (ii) all Qualified Capital Commitments plus origination fees, net of deferred origination costs, minus (a) intangible assets included in the foregoing and (b) prepaid taxes and/or expenses, all on or as of such date; provided, that “Tangible Net Worth” and associated components thereof shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of such Person under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP. For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.

1.17	“Test Period” means the time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.

1.18
“Total Liabilities” means, as of a particular date, all amounts that would be included under total liabilities on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

1.19
“Total Liquidity” means, at any date of determination, the sum of (i) Cash Liquidity plus (ii) unencumbered Investment Securities; provided, that “Total Liquidity” and associated components thereof shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of Guarantor under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.

Section 2.    Guaranty

2.1
Guaranteed Obligations. Guarantor hereby unconditionally and absolutely guarantees to Buyer and its successors and assigns the full and prompt payment of all amounts due and owing by Seller under the Repurchase Agreement, as and when they shall become due thereunder (the “Guaranteed Obligations”). This is a guaranty of payment and not of collection. The liability of Guarantor hereunder shall be direct and immediate and not conditional or contingent upon the occurrence of any event.

If at any time any amounts shall have become due and payable under the Repurchase Agreement (including but not limited to, (i) Repurchase Price, (ii) any fees due under the Fee Letter, and (iii) indemnification payments pursuant to Section 27 thereof and all reimbursable out-of-pocket expenses incurred by Buyer) and Seller shall not have delivered full and timely payment to Buyer as required by the Repurchase Agreement, Buyer shall notify Guarantor in writing of the amounts that remain due and unpaid (the “Shortfall Amount”). Guarantor shall deliver the Shortfall Amount to Buyer in immediately available funds no later than three (3) Business Days after such notice is received.

2.2
Limitation on Recourse Liability. Notwithstanding anything herein to the contrary, in the event Guarantor delivers to Buyer a notice contemplated by clause (i) of Section 11.8, then, solely with respect to the Guaranteed Obligations set forth in Section 2.1, the maximum aggregate liability of Guarantor hereunder and under the Repurchase Agreement shall in no event exceed an amount equal to the product of (x) the greater of (a) twenty-five percent (25%) and (b) the then current Guarantor’s Maximum Guaranty Percentage and (y) the then currently unpaid aggregate Repurchase Price of all Purchased Assets. For avoidance of doubt, in the event Guarantor delivers to Buyer a notice contemplated by clause (i) of Section 11.8 which causes the Guarantor’s Maximum Guaranty Percentage to be less than 100%, and subsequently Guarantor’s Maximum Guaranty Percentage is increased to 100% pursuant to an additional notice contemplated by clause (i) of Section 11.8, then Sections 2.2, 2.3 and 2.4 shall not be of any force or effect and Section 2.1 shall control with respect to the Guaranteed Obligations hereunder.

2.3
Recourse Carve-Outs for Losses. At any time after (x) Guarantor has delivered to Buyer a notice contemplated by clause (i) of Section 11.8 and (y) accordingly, the Guaranteed Obligations are less than all amounts due and owing by Seller under the Repurchase Agreement, then during such period of time when the Guaranteed Obligations are less than all amounts due and owing by Seller under the Repurchase Agreement, Guarantor hereby irrevocably and unconditionally guarantees and promises to Buyer and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all actual losses, damages and costs that are incurred by Buyer as a direct or indirect consequence of any of the following events:

(1)
any fraud, intentional material misrepresentation, gross negligence, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents, any Purchased Asset or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(2)	any Obligor’s or any of its Affiliates’ misapplication or misappropriation of any Income or other amounts received from any Purchased Asset;

(3)
either Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or any remedies pursued by Buyer due to such Event of Default (which is frivolous, brought in bad faith, without merit (in the case of a defense) or unwarranted (in the case of a request for judicial intervention or injunctive or other equitable relief));

(4)
either Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset or any Collateral, other than, in each case, liens that are permitted by the Transaction Documents;

(5)	any material breach by Obligor, or any of their respective Affiliates, of any representations and warranties contained in any Transaction Document relating to Environmental Laws,

or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law, in each case in any way affecting any or all of the Purchased Assets;

(6)
any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A)  recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Buyer, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended; and

(7)	any material breach of the separateness covenants contained in the Repurchase Agreement.

2.4Recourse Carve-Outs for Certain Bankruptcy Events. Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Section 2.2 hereof shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Buyer and its successors and assigns, in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately upon the occurrence of any of the following with respect to any Obligor: (A) the commencement by such Obligor as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Buyer); (B) the commencement of any such case or proceeding against such Obligor, seeking such an appointment or election, that arose from any collusive action or assistance of any of such Obligor or an Affiliate of such Obligor or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Obligor of a general assignment for the benefit of creditors.

Section 3.    Obligations Unconditional. The obligations of Guarantor under Section 2 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Repurchase Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guaranty of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than any payments made by Seller, a release of the Seller or other satisfaction in full of Seller’s obligations under the Repurchase Agreement, but subject to the provisions of Section 4). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute and unconditional as described above:

3.1
at any time or from time to time, without notice to Guarantor, the time for any performance of or the compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

3.2
any of the acts mentioned in any of the provisions of the Repurchase Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted (other than any payments made by Seller, a release of the Seller, or other satisfaction in full of the Seller’s obligations under the Repurchase Agreement, but subject to the provisions of Section 4);

3.3
the maturity of any of the Guaranteed Obligations shall be accelerated, or any Guaranteed Obligations due and unpaid shall be modified, supplemented or amended in any respect, or any right under the Repurchase Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guaranty of any of the obligations hereunder or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

3.4	any lien or security interest granted to, or in favor of Buyer or Custodian, as the case may be, as security for any of the Guaranteed Obligations shall fail to be perfected.

Guarantor hereby expressly waives diligence, presentment, demand of payment and protest whatsoever, and any requirement that Buyer exhaust any right, power or remedy or proceed against Seller under the Repurchase Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guaranty of any of the obligations guaranteed hereunder.

Section 4.    Reinstatement. The obligations of Guarantor shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Seller in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceeding under the Bankruptcy Code or similar law (“Debtor Relief Law”) and Guarantor agrees that it will indemnify Buyer on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by Buyer in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under a Debtor Relief Law.

Section 5.    Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided until such time as the Repurchase Price is paid or satisfied in full, Guarantor shall not seek to enforce any right or receive any payment by way of subrogation; and further provided that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Repurchase Agreement.

Section 6.    Remedies. Guarantor agrees that, as between Guarantor and Buyer, the obligations of Seller under the Repurchase Agreement may be declared to be forthwith due and payable as provided therein (and shall be deemed to have become automatically due and payable pursuant thereto) for purposes of Section 2 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Seller and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Seller) shall forthwith become due and payable by Guarantor.

Section 7.    Instrument for the Payment of Money. To the extent permitted by applicable law, Guarantor hereby acknowledges that the guaranty provided herein constitutes an instrument for the payment of money, and consents and agrees that Buyer, at its sole option, in the event of a dispute by Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

Section 8.    Continuing Guaranty. The guaranty provided herein is a continuing guaranty, and shall apply to all Guaranteed Obligations whenever or however arising and shall survive the termination of the Repurchase Agreement.

Section 9.    General Limitation on Guaranteed Obligations. In any action or proceeding involving any state, corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the Guaranteed Obligations would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Guarantor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 10.    Representations and Warranties

10.1
Existence. Guarantor (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

10.2
Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to Guarantor’s knowledge, threatened) or other legal or arbitrable proceedings affecting Guarantor or any of its Affiliates or affecting any of the Property of any of them before any Governmental Authority (a) that questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (b) that makes a claim or claims in an aggregate amount greater than $2,000,000, (c) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect or (d) that requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

10.3
No Breach. Neither (a) the execution and delivery of this Guaranty nor (b) the consummation of the transactions herein contemplated in compliance with the terms and provisions hereof will conflict with or result in a breach of the charter or by-laws of Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Guarantor or any of its Affiliates is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of Guarantor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

10.4
Action. Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations hereunder; the execution, delivery and performance by Guarantor of this Guaranty has been duly authorized by all necessary corporate or other action on its part and this Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effect of equitable, legal or statutory principles affecting the enforcement of contractual rights and the rights of creditors generally.

10.5
Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Guarantor hereunder or for the legality, validity or enforceability hereof.

10.6
Taxes. Guarantor and its Subsidiaries have filed all Federal income tax returns and all other tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Guarantor, adequate.

10.7
Investment Company Act. Neither Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.8
True and Complete Disclosure. All written information furnished after the date hereof by or on behalf of Guarantor to Buyer in connection with this Guaranty and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

10.9
ERISA. Each Plan to which Guarantor or its Subsidiaries make direct contributions, and, to the knowledge of Guarantor, each other Plan and each Multiemployer Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or state law.

Section 11.    Covenants

11.1	Financial Statements. Guarantor covenants and agrees that so long as this Guaranty is in effect:

(a)
Guarantor shall furnish to Buyer, at the time it furnishes each set of financial statements pursuant to Section 7.01(b) of the Repurchase Agreement, in addition to the requirements set forth in Section 7.01 of the Repurchase Agreement, a certificate of a Responsible Officer of Guarantor (i)  stating that, to the best of such Responsible Officer’s knowledge, Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Guaranty to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any default except as specified in such certificate (and, if any default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of Guarantor’s compliance with the requirements of Section 11.7.

11.2
Litigation. Guarantor will promptly, and in any event within 10 days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Guarantor before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $2,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect with respect to Guarantor, or (iii) requires filing with the Securities and Exchange Commission by Guarantor in accordance with the 1934 Act and any rules thereunder.

11.3	Existence, etc. Guarantor will:

(a)	preserve and maintain its legal existence;

(b)
comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)	not move its chief executive office or change its jurisdiction of organization from the jurisdiction unless it shall have provided Buyer 30 days’ prior written notice of such change;

(e)
pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(f)
permit representatives of Buyer, on three Business Days prior notice, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

11.4
Prohibition of Fundamental Changes. Guarantor shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets;

11.5
Notices. Guarantor shall give notice to Buyer (unless Seller has already given such notice under the Repurchase Agreement) promptly upon receipt of notice other than from Buyer or knowledge of the occurrence of any breach of a representation or warranty or the failure to observe or perform any covenant or agreement contained herein. Each notice pursuant to this provision shall be accompanied by a statement of a Responsible Officer of Guarantor setting forth details of the occurrence referred to therein and stating what action Guarantor has taken or proposes to take with respect thereto.

11.6
Transactions with Affiliates. Other than a distribution of dividends that is not otherwise prohibited hereby, Guarantor will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not a violation of any provision under this Guaranty or the Repurchase Agreement, (b) in the ordinary course of Guarantor’s business, and (c) upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this clause to any Affiliate. Notwithstanding the foregoing, Buyer hereby approves of the Servicing Agreement and Management Agreement with Affiliates of Guarantor.

11.7
Certain Financial Covenants. Guarantor shall not permit with respect to itself (and its Subsidiaries on a consolidated basis) any of the following, as determined quarterly on a consolidated basis in conformity with GAAP:

(a)
Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth to be less than the sum of (x) 80% of Guarantor’s Tangible Net Worth as of September 30, 2013, plus (y) 80% of the total net contributed capital actually raised (after deducting transaction costs) as a result of the issuance of Equity Interests in Guarantor subsequent to such date;

(b)
Minimum Total Liquidity. Guarantor’s Total Liquidity to be less than the greater of (x) $5,000,000 and (y) 5% of Guarantor’s Recourse Indebtedness, not to exceed $10,000,000; provided, that notwithstanding the foregoing or anything herein to the contrary, in the event Guarantor’s Total Liquidity shall equal or exceed $5,000,000 (such amount, the “Guarantor’s Actual Total Liquidity Amount”), then Guarantor may satisfy the difference between the minimum Total Liquidity requirement and the Guarantor’s Actual Total Liquidity Amount with Available Borrowing Capacity;

(c)	Fixed Charge Coverage Ratio. Guarantor’s Fixed Charge Coverage Ratio to be less than 1.25 to 1.00;

(d)
Maximum Recourse Indebtedness to Equity Ratio. At the end of each Test Period while any Loans remain outstanding, the ratio of Guarantor’s Recourse Indebtedness to Guarantor’s Tangible Net Worth to be more than 3.00 to 1.00; or

(e)	Maximum Debt to Equity Ratio. At the end of each Test Period while any Loans remain outstanding, the ratio of Guarantor’s Indebtedness to Guarantor’s Tangible Net Worth to be more than 4.00 to 1.00.

11.8	Guarantor’s Maximum Guaranty Percentage. In the event that Guarantor or any Subsidiary of Guarantor shall enter into, or shall amend or modify, any other commercial real estate loan revolving repurchase agreement or revolving secured warehouse facility to finance commercial real estate loans similar to the Eligible Loans with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) which Third Party Agreement includes a payment guarantee with respect to the repurchase prices of or amounts outstanding with respect to, in part or in whole, commercial mortgage loans or any other asset under such Third Party Agreement (each, a “Third Party Payment Guaranty”), then by not later than the closing date of such Third Party Payment Guaranty or amendment thereto, Guarantor shall deliver to Buyer a copy of such Third Party Payment Guaranty or amendment thereto, but only in the event such Third Party Payment Guaranty or amendment has the effect of decreasing or increasing the maximum percentage of recourse Guarantor and such Subsidiaries are subject to under any such Third Party Payment Guaranty (such percentage, the “Guarantor’s Maximum Guaranty Percentage”). Together with the delivery of such Third Party Payment Guaranty or amendment thereto, Guarantor shall certify to Buyer in writing the then applicable Guarantor’s Maximum Guaranty Percentage; provided, that notwithstanding the foregoing, for purposes of such determination and certification, any such Third Party Payment Guaranty which provides for either (x) bifurcated recourse (i.e. varying percentages on different categories of loans) or (y) increased recourse with respect to particular individual assets (i.e. increased percentages of recourse on specific loans) shall, in either case, be disregarded.

11.9
Required Filings. Guarantor shall promptly provide Buyer with copies of all documents which Guarantor or any Affiliate of Guarantor is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

Section 12.    Limitation of Liability. The liability of Guarantor hereunder shall in no way be affected by (i) the release or discharge of Seller in any creditors’, receivership, bankruptcy or other proceedings, (ii) the impairment, limitation or modification of the liability of Seller in bankruptcy, or of any remedy for enforcement of any obligations of Buyer under the Repurchase Agreement resulting from the operation of any present or future provision of the federal bankruptcy law or any other statute or the decision of any court, (iii) the rejection or disaffirmance of any instrument, document or agreement evidencing any of Buyer’s rights or obligations under the Repurchase Agreement in any such proceedings, (iv) the assignment or transfer of Buyer’s obligations under the Repurchase Agreement by Buyer or (v) the cessation from any cause whatsoever of the liability of Buyer with respect to any such party’s obligations under the Repurchase Agreement, other than on account of a satisfaction in full of the Guaranteed Obligations.

Section 13.    No Waiver. No failure on the part of Buyer to exercise and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and not exclusive of any remedies provided by law.

Section 14.    Notices. All notices, requests and demands to be made under this Guaranty shall be given in writing at the parties’ address set forth below their signature block to this Guaranty and shall be effective for all purposes if hand delivered or sent by: (i) hand delivery, with proof of attempted delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (iv) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, to the address set forth below such parties’ signature block to this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 14. Any notice, request or demand shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when first delivered or the first attempted delivery on a business day, (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a business day, or (iv) in the case of telecopier, upon receipt of answerback confirmation transmitted on a Business Day prior to 5:30 p.m. recipient local time, and otherwise on the next succeeding Business Day, provided that such telecopied notice was also delivered as required in this Section 14.

Section 15.    Expenses. Guarantor agrees to indemnify Buyer for all reasonable costs and expenses of Buyer (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any non-payment of Shortfall Amounts (subject to the limitations, if applicable, in Section 2) as they shall become due and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceeding, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 15.

Section 16.    Assignment. Guarantor may not assign its obligations hereunder without the prior written consent of Buyer. The Buyer may assign its rights under this Guaranty to any successor to Buyer under the Repurchase Agreement, and any assignment of Buyer’s obligations under the Repurchase Agreement or any portion thereof by Buyer shall operate to vest in the assignee, the rights and powers of Buyer hereunder to the extent of such assignment. This Guaranty shall be binding upon Guarantor and Guarantor’s successors and assigns, and shall inure to the benefit of Buyer and its respective representatives, successors, successors-in-title and assigns.

Section 17.    Governing Law

17.1
THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

17.2
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BUYER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT BUYER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BUYER AND GUARANTOR EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BUYER AND GUARANTOR EACH HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. GUARANTOR AGREES THAT SERVICE OF PROCESS UPON GUARANTOR AT THE ADDRESS FOR GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO BUYER OF ANY CHANGE IN THE ADDRESS FOR GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK.

Section 18.    WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 19.    LIMITATION OF DAMAGES. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AGREES THAT ANY CLAIM FOR DAMAGES ARISING HEREUNDER OR RELATED HERETO SHALL BE LIMITED TO ACTUAL DAMAGES INCURRED AND NEITHER GUARANTOR NOR BUYER SHALL BE ENTITLED, AND HEREBY IRREVOCABLY WAIVES, TO ANY CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING HEREUNDER OR RELATED HERETO.

Section 20.    Amendments. No amendment or modification hereof shall be effective unless evidenced by a writing signed by Guarantor and Buyer.

Section 21.    Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 22.    Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Guaranty by signing any such counterpart.

Section 23.    Amendment and Restatement of the Substitute Guaranty. The Buyer and Guarantor agree that, effective as of the date hereof, the terms and provisions of the Substitute Guaranty shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Guaranty. This Guaranty is not intended to and shall not constitute a novation or termination of the obligations and liabilities of Guarantor under the Substitute Guaranty and the other Transaction Documents as in effect prior to the date hereof. All obligations and liabilities of Guarantor under the Substitute Guaranty and the other Transaction Documents remain in full force and effect and shall continue as obligations and liabilities of Guarantor under (and shall be governed by the terms of) this Guaranty and the other Transaction Documents. Without limiting the foregoing, upon the effectiveness hereof, all references in the Transaction Documents to the “Guaranty” shall be deemed to refer to this Guaranty.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty, or has caused this Guaranty to be executed by its duly authorized representative, as of the date first above written.

GUARANTOR

ARES COMMERCIAL REAL ESTATE CORPORATION,
a Maryland corporation

By: /s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

Address for Notices:

c/o Ares Management LLC
245 Park Avenue, 42nd Floor
New York, NY 10167
Attention: Real Estate Capital Markets & Legal Department

With a copy to:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Chief Accounting Officer

Accepted and Acknowledged:

BUYER

CITIBANK, N.A.,
a national banking association

By: /s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory

Address for Notices:

CITIBANK, N.A.
388 Greenwich Street
New York, NY 10013
Attention: Richard Schlenger

with a copy to

Sidley Austin LLP
787 7th Avenue New York, New York 10019
Attn: Brian Krisberg, Esq.